Exhibit 99.1

[Applica logo]

FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department
(954) 883-1000
investor.relations@applicamail.com

Applica Incorporated Extends Trademark License
Agreement With The Black & Decker Corporation

     Miramar, Florida (October 4, 2004) — Applica Incorporated (NYSE: APN) today announced that it had extended its trademark license agreement with The Black & Decker Corporation through December 2010. As part of its acquisition of the Black & Decker Household Products Group in June 1998, Applica licensed the Black & Decker brand in North America, Central America, South America (excluding Brazil) and the Caribbean for specific household appliances. Under the agreement as extended, Applica has agreed to continue to pay The Black & Decker Corporation guaranteed minimum royalty payments of $12.5 million in each year through 2010. The Black & Decker Corporation had previously extended the license through December 2006.

     “This second extension is another positive step in our mutually rewarding alliance with The Black & Decker Corporation,” commented Harry D. Schulman, Applica’s President and Chief Executive Officer. Since the acquisition in 1998, we have extended the brand to an additional 13 categories and we are excited about our new product road and the categories slated to be added in the future.”

     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded and private-label small electric consumer goods. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. The Company operates manufacturing facilities in Mexico. Additional information regarding the Company is available at www.applicainc.com.